Exhibit 99.1

Media contact:	Sara Mee	630-753-4101
Investor contact:	Heather Kos	630-753-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR FINANCIAL RENEWS $500 MILLION

DEALER INVENTORY FUNDING FACILITY

WARRENVILLE, Ill. (July 20, 2011) - Navistar Financial Corporation (NFC), an affiliate of Navistar International Corporation (NYSE: NAV), has signed an agreement for a one-year renewal of a $500 million dealer floor plan funding facility, effective immediately. This facility is funded through two of NFC’s major relationship banks.

“This renewal, combined with additional funding sources, ensures that we have appropriate liquidity to help International® and IC Bus™ dealers purchase their floor plan inventory,” said David Johanneson, president and chief executive officer of NFC. “Throughout the difficult economic climate of the past few years, the credit quality of our portfolio and the health of our dealer network have remained strong, and we continue to have access to funding to support the profitable growth of Navistar.”

NFC continues to facilitate the majority of customer finance needs in the United States through Navistar Capital, its retail program formed last year in alliance with GE Capital.

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco® RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine service parts. Navistar Financial Corporation provides financial programs and services tailored to satisfy Navistar’s customer and dealer equipment financing needs. Additional information is available at www.Navistar.com/newsroom.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see Item 1A, Risk Factors of our Form 10-K for the fiscal year ended October 31, 2010, which was filed on December 21, 2010. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.